CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer International Bond Fund:

We consent to the use of our report dated November 28, 2018, with respect to the consolidated financial statements and consolidated financial highlights of Oppenheimer International Bond Fund and subsidiary as of September 30, 2018, incorporated by reference herein, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus, and “Organization and Management of Wholly-Owned Subsidiary”, “Independent Registered Public Accounting Firm” and “Consolidated Financial Statements” in the Statement of Additional Information.

/s/KPMG, LLP

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KPMG LLP

Denver, Colorado

November 28, 2018